Exhibit 99.1

Safe and Green Development Corp Reports Record Fiscal Year 2023 Financial Results and Provides a Business Update

March 28, 2024 / March 08, 2024 (GLOBE NEWSWIRE) -- Safe and Green Development Corporation (NASDAQ: SGD)(“SG DevCo” or the “Company”), today reported financial results for the twelve months ended December 31, 2023.

David Villarreal, President & CEO of SG DevCo, stated, "I am pleased to announce 2023 progressed as we had planned and allowed us to execute on a number of initiatives and business plans we set forth prior to becoming a public company. We believe we have the foundation in place to capitalize on the real estate market from different angles, including but not limited to property ownership which has already resulted in land pre-development, the establishments of joint ventures, profitable land sales and the acquisition of software and technology designed to improve various aspects of the real estate industry.”

Highlights from 2023 and subsequent weeks include:

•	Becoming a publicly traded company listed on the NASDAQ
•	Received approval to purchase Right of Way Approval at Norman Berry village project in Atlanta, GA and Securing financing for Norman Berry expansion
•	Acquired XENE Real Estate AI Software
•	Announced Entry into Contribution Agreement to form a joint venture to develop the Lago Vista property
•	Entered into a Contract to sell St Mary property for $1.35 million

Nicolai Brune, Chief Financial Officer of SG DevCo, stated, “For the year ended December 2023, we raised $4.5 million and our operating loss for the year was $3 million, of which $940 thousand is attributed to the non-recurring expenses associated with going public onto NASDAQ. We have and will continue to operate the business in a very prudent manner, which we believe will still allow us to expand organically, as we have done with most of our properties already. We will also continue to make strategic acquisitions if they become available and can be vertically integrated into our current operations and be immediately accretive. Lastly, while we did not generate revenue in 2023 as we ramped up into going public, we expect to generate recurring revenue starting in Q2 of 2024. We will aim to provide guidance towards the end of 2024.”

About Safe and Green Development Corporation
Safe and Green Development Corporation is a real estate development company. Formed in 2021, it focuses on the development of sites using purpose-built, prefabricated modules built from both wood and steel. The thesis of development is to build strong, innovative and green, single or multifamily projects across all income and asset classes. SG DevCo operates a flexible business model and will look to strategically monetize its assets via land sales, joint ventures and other initiatives. Additionally, a majority owned-subsidiary of SG DevCo, Majestic World Holdings LLC, is a proptech company that has created the XENE Platform. It is powered by advanced AI technology which aims to decentralize the real estate marketplace, creating an all-in-one solution that brings banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers into a seamlessly integrated and structured AI-driven environment.

More information about SG DevCo can be found at www.sgdevco.com.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding having the foundation in place to capitalize on the real estate market from different angles, including but not limited to property ownership which has already resulted in land pre-development, the establishments of joint ventures, profitable land sales and the acquisition of software and technology designed to improve various aspects of the real estate industry, continuing to operate the business in a very prudent manner, which will still allow the Company to expand organically and making strategic acquisitions if they become available and can be vertically integrated into the Company’s current operations and be immediately accretive, expect to generate recurring revenue starting in Q2 of 2024, aim to provide guidance towards the end of 2024.
These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Important factors that could cause actual results to differ materially from current expectations include, among others our inability to capitalize on the real estate market, operate the business in a prudent manner and make accretive acquisitions, the real estate and financial markets, and the Company’s financial position and its ability to obtain financing and the other risk factors described in the Company’s filings with the SEC. All forward-looking statements are qualified in their entirety by this cautionary statement and Safe and Green Development Corporation undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For investor relations and media inquiries, please contact:
Barwicki Investor Relations
Andrew@Barwicki.com
516-662-9461